                                                                   EXHIBIT 10.54

                                                              CIT AS SOLE LENDER

                                                               EXECUTION VERSION

                               FINANCING AGREEMENT

                     THE CIT GROUP/COMMERCIAL SERVICES, INC.

                                   (AS LENDER)

                                       AND

                             R.G. BARRY CORPORATION

                                  (AS BORROWER)

                              DATED: MARCH 31, 2005

                                TABLE OF CONTENTS

                                                                                                                     Page
SECTION 1.       DEFINITIONS......................................................................................     1

        1.1.           DEFINED TERMS..............................................................................     1

SECTION 2.       CONDITIONS PRECEDENT.............................................................................    15

        2.1.           CONDITIONS PRECEDENT TO INITIAL FUNDING....................................................    15

SECTION 3.       REVOLVING LOANS AND COLLECTIONS..................................................................    18

        3.1.           FUNDING CONDITIONS AND PROCEDURES..........................................................    18

        3.2.           HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION..........................................    18

        3.3.           REVOLVING LOAN ACCOUNT.....................................................................    19

        3.4.           REPAYMENT OF OVERADVANCES..................................................................    19

        3.5.           APPLICATION OF PROCEEDS OF COLLATERAL......................................................    20

        3.6.           MONTHLY STATEMENT..........................................................................    20

        3.7.           ACCESS TO CIT'S SYSTEM.....................................................................    20

SECTION 4.       RESERVED.........................................................................................    21

SECTION 5.       LETTERS OF CREDIT................................................................................    21

        5.1.           ASSISTANCE AND PURPOSE.....................................................................    21

        5.2.           AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT.................................................    21

        5.3.           INDEMNITY RELATING TO LETTERS OF CREDIT....................................................    21

        5.4.           COMPLIANCE OF GOODS, DOCUMENTS AND SHIPMENTS WITH AGREED TERMS.............................    22

        5.5.           HANDLING OF GOODS, DOCUMENTS AND SHIPMENTS.................................................    22

        5.6.           COMPLIANCE WITH LAWS; PAYMENT OF LEVIES AND TAXES..........................................    23

        5.7.           SUBROGATION RIGHTS.........................................................................    23

SECTION 6.       COLLATERAL.......................................................................................    23

        6.1.           GRANT OF SECURITY INTEREST.................................................................    23

        6.2.           LIMITED LICENSE............................................................................    24

        6.3.           REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL GENERALLY...................    24

        6.4.           REPRESENTATIONS REGARDING ACCOUNTS AND INVENTORY...........................................    24

        6.5.           COVENANTS AND AGREEMENTS REGARDING ACCOUNTS AND INVENTORY..................................    25

        6.6.           COVENANTS AND AGREEMENTS REGARDING EQUIPMENT...............................................    26

        6.7.           GENERAL INTANGIBLES........................................................................    26

        6.8.           COMMERCIAL TORT CLAIMS.....................................................................    26

        6.9.           LETTER OF CREDIT RIGHTS....................................................................    26

        6.10.          REAL PROPERTY..............................................................................    26

        6.11.          KEY MAN LIFE INSURANCE.....................................................................    26

        6.12.          REFERENCE TO OTHER LOAN DOCUMENTS..........................................................    27

        6.13.          CREDIT BALANCES; ADDITIONAL COLLATERAL.....................................................    27

SECTION 7.       REPRESENTATIONS, WARRANTIES AND COVENANTS........................................................    27

        7.1.           INITIAL DISCLOSURE REPRESENTATIONS AND WARRANTIES..........................................    27

        7.2.           AFFIRMATIVE COVENANTS......................................................................    29

        7.3.           FINANCIAL COVENANTS........................................................................    34

        7.4.           NEGATIVE COVENANTS.........................................................................    35

SECTION 8.       INTEREST, FEES AND EXPENSES......................................................................    37

        8.1.           INTEREST ON REVOLVING LOANS................................................................    37

        8.2.           DEFAULT INTEREST RATE......................................................................    37

        8.3.           FEES AND EXPENSES RELATING TO LETTERS OF CREDIT............................................    37

        8.4.           OUT-OF POCKET EXPENSES.....................................................................    38

        8.5.           LINE OF CREDIT FEE; COLLECTION DAYS........................................................    38

        8.6.           INTENTIONALLY OMITTED......................................................................    38

        8.7.           COLLATERAL MANAGEMENT FEE..................................................................    38

        8.8.           STANDARD OPERATIONAL FEES..................................................................    38

        8.9.           CAPITAL ADEQUACY...........................................................................    38

        8.10.          TAXES, RESERVES AND OTHER CONDITIONS.......................................................    39

        8.11.          AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT.................................................    40

SECTION 9.       POWERS...........................................................................................    40

        9.1.           AUTHORITY..................................................................................    40

        9.2.           LIMITATIONS ON EXERCISE....................................................................    41

SECTION 10.            EVENTS OF DEFAULT AND REMEDIES.............................................................    41

        10.1.          EVENTS OF DEFAULT..........................................................................    41

        10.2.          REMEDIES WITH RESPECT TO OUTSTANDING LOANS.................................................    42

        10.3.          REMEDIES WITH RESPECT TO COLLATERAL........................................................    42

        10.4.          GENERAL INDEMNITY..........................................................................    43

SECTION 11.            TERMINATION................................................................................    44

SECTION 12.            MISCELLANEOUS..............................................................................    45

        12.1.          WAIVERS....................................................................................    45

        12.2.          ENTIRE AGREEMENT; AMENDMENTS...............................................................    45

        12.3.          USURY LIMIT................................................................................    45

        12.4.          SEVERABILITY...............................................................................    45

        12.5.          WAIVER OF JURY TRIAL; SERVICE OF PROCESS...................................................    45

        12.6.          NOTICES....................................................................................    46

        12.7.          CHOICE OF LAW..............................................................................    47

EXHIBITS

      Exhibit A - Form of Compliance Certificate

SCHEDULES

      Schedule 1.1(a) - Existing Indebtedness

      Schedule 7.1(b) - Company and Collateral Information

      Schedule 7.4(e) - Guaranty Obligations

      Schedule 8.3 - Letter of Credit Fee Schedule

      THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with an office located at 1211 Avenue of the Americas, New York, New York 10036 ("CIT"), is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to R.G. Barry Corporation, an Ohio corporation (the "Company"), with its principal place of business at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

SECTION 1. DEFINITIONS.

      1.1. DEFINED TERMS. As used in this Financing Agreement:

      ACCOUNTANTS shall mean KPMG LLP or such other firm of independent certified public accountants selected by the Company and reasonably acceptable to CIT.

      ACCOUNTS shall mean any and all of the Company's present and future: (a) accounts (as defined in the UCC)), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all of the Company's sales, leases, rentals of goods or renditions of services to their customers, including but not limited to, those accounts arising under any of the Company's trade names or styles, or through any of the Company's divisions; (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of the Company's account debtors securing the obligations owed by such account debtors to the Company; and (j) all Proceeds of any of the foregoing.

      AFFILIATE of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

      AVAILABILITY RESERVE shall mean an amount equal to the sum of:

      (a) any reserve which CIT may establish from time to time pursuant to the express terms of this Financing Agreement; plus

      (b) (i) three (3) months rental payments or similar charges for any of the Company's leased premises or other leased Collateral locations for which the Company has not delivered to CIT a landlord's waiver in form and substance reasonably satisfactory to CIT, and (ii) three (3) months estimated payments (plus any other fees or charges owing by the Company) to any applicable warehousemen or third party processor (as determined by CIT in the exercise of its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges.

      ASSIGNMENT OF FACTORING PROCEEDS AGREEMENT shall mean the Assignment of Factoring Proceeds dated as of the Closing Date, among Factor, CIT and the Company, pursuant to which, inter alia, the Company assigns and transfers to CIT all of its rights to the proceeds or monies due it under the Factoring Agreement.

      BALANCE SHEET shall mean a balance sheet for the Company on a consolidated basis, eliminating all inter company transactions, and prepared in accordance with GAAP.

      BORROWING BASE shall mean, at any time, the sum of:

      (a) the sum at such time of: (i) eighty percent (80%) of the Company's outstanding Due from Factor Receivables; plus (ii) eighty percent (80%) of the Company's Eligible Accounts Receivable; plus

      (b) the lesser of (x) $16,000,000 or (y) the Inventory Formula Availability; plus

      (c) solely during the period of January 1 through October 31 of each year, the lesser of (x) $4,000,000 or (y) an amount equal to fifty percent (50%) of the Distressed Fair Market Value of the Company's Eligible Intellectual Property Assets; plus

      (d) if and when applicable and utilized by the Company, the Overformula Amount; less

      (e) the amount of the Availability Reserve in effect at such time.

      BUSINESS DAY shall mean any day on which CIT and JPMorgan Chase Bank are open for business.

      CAPITAL EXPENDITURES shall mean, for any period, the aggregate expenditures of the Company during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the balance sheet of the Company.

      CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.

      CASUALTY PROCEEDS shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

      CHASE BANK RATE shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

      CHASE BANK RATE LOANS shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.

      CIT'S BANK ACCOUNT shall mean CIT's bank account at JPMorgan Chase Bank (or its successor) in New York, New York.

      CIT'S SYSTEM shall mean CIT's internet-based "Commercial Services On-Line System" located at http://www.citcommercialfinance.com.

      CLOSING DATE shall mean the date on which this Financing Agreement is executed by the parties hereto and delivered to CIT.

      COLLATERAL shall mean, collectively, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, the Real Property, the Life Insurance Policy, the Equity Interests in each Subsidiary (other than Escapade S.A.) and Other Collateral of the Company.

      COLLECTION DAYS shall mean a period of two (2) Business Days after the deposit of proceeds of Collateral or other monies into CIT's Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

      COMMITMENT LETTER shall mean the Commitment Letter dated March 9, 2005 issued by CIT to, and accepted by, the Company.

      COPYRIGHTS shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

      DEFAULT shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

      DEFAULT RATE of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which CIT shall be entitled to charge the Company in the manner set forth in Section 8.2 of this Financing Agreement.

      DEPOSITORY ACCOUNT shall mean each bank account (and the related lockbox, if any) subject to CIT's control that is established by CIT or the Company pursuant to Section 2.1(i) or Section 3.2(c) of this Financing Agreement.

      DEPOSITORY ACCOUNT CONTROL AGREEMENT shall mean a three-party agreement in form and substance satisfactory to CIT among CIT, the Company and the bank which will maintain a Depository Account, (a) which provides CIT with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (i) all cash, checks, wires and other items received or deposited into the Depository Account are the property of CIT, and (ii) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

      DILUTION PERCENTAGE shall mean, with respect to the Company during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Company's non-cash reductions against Trade Accounts Receivable, during such period, by (b) the average amount of the Company's gross sales during such period, as determined by CIT in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by CIT based on its reviews of the periodic financial and collateral reports submitted by the Company to CIT as well as the results of the periodic field examinations of the Company conducted by CIT from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by CIT from time to time in the exercise of its reasonable business judgment.

      DISTRESSED FAIR MARKET VALUE shall mean, with respect to the Company's Eligible Intellectual Property Assets, the amount of monetary compensation that would be paid by a buyer to a seller for such Eligible Intellectual Property Assets in a liquidation or distressed situation allowing only for a limited time frame to sell and with the seller acting under duress to consummate a sale, as determined by HILCO Enterprise Valuation Services or another appraisal firm as approved and engaged by CIT.

      DOCUMENTATION FEES shall mean CIT's standard fees for the use of CIT's in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

      DOCUMENTS OF TITLE shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

      DUE FROM FACTOR RECEIVABLES shall mean amounts due from Factor with respect to Accounts generated in the ordinary course of business of the Company which were purchased in each case by Factor under the Factoring Agreement and continue to be subject to the Assignment of Factoring Proceeds Agreement.

      EARLY TERMINATION FEE shall mean the fee payable by the Company to CIT in the event the Company terminates the Line of Credit or this Financing Agreement on a date prior to the Anniversary Date, which shall be determined by multiplying the Maximum Facility Amount by (i) three percent (3%) if the Early Termination Date occurs on or before one year from the Closing Date; (ii) one and one-half percent (1.5%) if the Early Termination Date occurs after one (1) year from the Closing Date but prior to two (2) years from the Closing Date and
(iii) 0% thereafter.

      EBITDA shall mean, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of the Company for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Company, but excluding the effect of extraordinary and/or nonrecurring gains or losses and restructuring and asset impairment charges, for such period.

      ELECTRONIC TRANSMISSION shall have the meaning given to such term in
Section 7.2(g) of this Financing Agreement.

      ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of the Company's Trade Accounts Receivable that are subject to a valid, first priority and fully perfected security interest in favor of CIT, and which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of:

      (f) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

      (g) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to CIT's satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are either (x) to Wal-Mart Canada, (y) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks acceptable to CIT having a place of business in the United States of America or subject to credit insurance acceptable to CIT or (z) to customers in Canada other than Wal-Mart Canada deemed eligible by CIT from time to time in its sole discretion, provided such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any Affiliate of the Company;
(vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to CIT or has a credit rating unacceptable to CIT;
(viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to any customer and/or its affiliates, other than Wal-Mart, to the extent the aggregate outstanding amount of such sales at any time exceed twenty percent (20%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency, other than sales to Wal-Mart Canada which may be payable either in United States or Canadian currency (provided, however, that CIT shall have the right to impose reserves with respect to currency conversion and currency conversion fluctuation); plus

      (h) reserves established by CIT to account for increases in the Company's Dilution Percentage above the Company's historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT.

      ELIGIBLE DOCUMENTARY LETTERS OF CREDIT shall mean documentary Letters of Credit issued hereunder covering the Company's purchase of finished goods Inventory which has been shipped or is to-be-shipped to an Inventory location of Borrower in the United States for which CIT has obtained a warehouseman waiver or imposed an Availability Reserve, provided that, with respect to the relevant
Inventory: (a) title to such Inventory has passed to the Company, (b) such Inventory either (A) is the subject of a negotiable bill of lading (1) that is consigned to CIT (either directly or by means of endorsements), (2) that was issued by the carrier respecting the subject Inventory, and (3) that is in the possession of CIT or a customs broker or other bailee, in all cases, acting on CIT's behalf, or (B) is the subject of a cargo receipt and such cargo receipt was issued by a consolidator respecting the subject Inventory and is either (1) consigned to CIT (either directly or by means of endorsements) or (2) is in the possession of CIT or a customs broker or other bailee, in all cases, acting on CIT's behalf, (c) such Inventory is insured against types of loss, damage, hazards and risks, and in amount, satisfactory to CIT in its discretion, and CIT has received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to CIT, (d) the Company has provided the following to CIT:
(i) a collateral access agreement, duly authorized, executed and delivered by a customs broker or other bailee handling the shipping and delivery of such Inventory, and (ii) a copy of the invoice, packing slip and manifest with respect thereto or other documents acceptable to CIT, (e) such Inventory shall not have been in transit for more than forty-five (45) days, and (f) such Inventory would otherwise constitute Eligible Finished Goods Inventory once in the United States.

      ELIGIBLE FINISHED GOODS INVENTORY shall mean the gross amount of the Company's Inventory that is subject to a valid first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times continues to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, (a) all work in process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by the Company's customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company's suppliers, (e) all Inventory in transit or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT) or for which CIT has established an Availability Reserve for rent, and (f) the amount of such other reserves against Inventory as CIT deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

      ELIGIBLE INTELLECTUAL PROPERTY ASSETS shall mean the "Dearfoams", "Ezfeet" and "Terrasoles" Trademarks of the Company and any other Trademarks which may be relevant from time with respect to the Company's Inventory.

      EQUIPMENT shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

      EQUITY INTERESTS of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

      ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

      EVENT(S) OF DEFAULT shall have the meaning given to such term in Section
10.1 of this Financing Agreement.

      FACTOR shall mean The CIT Group/Commercial Services, Inc. in its capacity as factor pursuant to the Factoring Agreement.

      FACTORING AGREEMENT shall mean that certain factoring agreement between Factor and the Company dated March 29, 2004, as such agreement may have been or may hereafter be supplemented, modified, amended or amended and restated from time to time.

      FIXED CHARGE COVERAGE RATIO shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of the Company on a consolidated basis for such period by (b) Fixed Charges of the Company on a consolidated basis for such period.

      FIXED CHARGES shall mean, for any period, the sum of (a) all interest obligations of the Company paid or due during such period, (b) the amount of principal repaid or scheduled to be repaid on Indebtedness of the Company (other than the Revolving Loans) during such period, (c) unfinanced Capital Expenditures, as incurred by the Company during such period, (d) all federal, state and local income tax expenses due and payable by the Company during such period and (e) Permitted Distributions paid to shareholders.

      GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

      GENERAL INTANGIBLES shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between the Company and any licensee of any of the Company's General Intangibles, and (i) all Proceeds of any of the foregoing.

      GOODS shall mean all present and hereafter acquired "Goods", as defined in the UCC, and all Proceeds thereof.

      GUARANTIES shall mean the amended and restated guaranty agreements executed and delivered to CIT by Guarantors.

      GUARANTORS shall mean The Dearfoams Company, an Ohio corporation, RGB Technology, Inc., a North Carolina corporation and any other future guarantor of all or any part of the Obligations.

      INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.

      INDEMNIFIED PARTY shall have the meaning given to such term in Section
10.4 of this Financing Agreement.

      INVENTORY shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work in process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

      INVENTORY FORMULA AVAILABILITY shall mean an amount equal to the sum of
(x) the lesser of (i) up to 60% of the value of Eligible Finished Goods Inventory calculated at the lower of cost or market value or (ii) 85% of the appraised Net Orderly Liquidation Value of Eligible Finished Goods Inventory, plus (y) up to 60% of the face amount of Eligible Documentary Letters of Credit.

      INVESTMENT PROPERTY shall mean all present and hereafter acquired "Investment Property", as defined in the UCC, together with all stock and other equity interests in the Company's subsidiaries, and all Proceeds thereof.

      ISSUING BANK shall mean any bank issuing a Letter of Credit for the Company.

      LEDGER DEBT shall mean the outstanding amount of any indebtedness for goods and services purchased by the Company or its Affiliates from any company or entity whose accounts are factored by Factor.

      LETTERS OF CREDIT shall mean all letters of credit issued for or on behalf of the Company with the assistance of CIT by an Issuing Bank in accordance with
Section 5 hereof.

      LETTER OF CREDIT GUARANTY shall mean any guaranty or similar agreement delivered by CIT to an Issuing Bank of the Company's reimbursement obligation under such Issuing Bank's reimbursement agreement, application for letter of credit or other like document.

      LETTER OF CREDIT GUARANTY FEE shall mean the fee that CIT may charge the Company under Section 8.3(a) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Company in obtaining Letters of Credit.

      LETTER OF CREDIT SUB-LINE shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit in an aggregate amount of up to $3,000,000 with respect to documentary and standby Letters of Credit.

      LIFE INSURANCE POLICY shall mean that certain Policy No. VP6514126-0 issued by Pacific Life Insurance Company, and any supplemental contracts issued in connection therewith, upon the life of Gordon B. Zacks, in the face amount of not less than $5,000,000.

      LINE OF CREDIT shall mean the commitment of CIT in an aggregate amount equal to the Maximum Facility Amount to (a) make Revolving Loans pursuant to
Section 3 of this Financing Agreement, and (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement.

      LINE OF CREDIT FEE shall mean, for any month, the product obtained by multiplying (a) (i) the Maximum Facility Amount minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) one-half of one percent (0.5%) per annum for the number of days in said month.

      LOAN DOCUMENTS shall mean this Financing Agreement, the Guaranties, the other closing documents executed by the Company or the Guarantors, and any other ancillary loan and security agreements executed by the Company or the Guarantors from time to time in connection with this Financing Agreement and/or the Factoring Agreement, all as may be renewed, amended, restated or supplemented from time to time.

      LOAN FACILITY FEE shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Section 8.6 of this Financing Agreement.

      LOCKBOX ACCOUNT shall mean each lockbox maintained by CIT, and the related account at CIT, that is established pursuant to Section 2.1(i) or Section 3.2(a) of this Financing Agreement.

      MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, or properties of the Company, (b) the ability of the Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of the Company, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

      MAXIMUM FACILITY AMOUNT shall mean $35,000,000.

      MORTGAGE shall mean the Open-End Mortgage, Assignment of Rents and Security Agreement executed by the Company in favor of CIT dated June 24, 2004 with respect to the Company's Real Property located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147.

      NET AVAILABILITY shall mean, at any time, the amount by which (a) the Borrowing Base of the Company at such time exceeds (b) the sum at such time of
(i) the principal amount of all outstanding Revolving Loans, plus (ii) the undrawn amount of all outstanding Letters of Credit.

      NET ORDERLY LIQUIDATION VALUE shall mean, at any time, the aggregate value of the Company's Inventory at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by CIT in connection with such liquidation, based upon the most recent appraisal of the Company's Inventory conducted by an appraiser selected by CIT.

      OBLIGATIONS shall mean: (a) all loans, advances and other extensions of credit made by CIT to the Company or to others for the Company's account (including, without limitation, all Revolving Loans, and all obligations of CIT under Letter of Credit Guaranties, incurred hereunder or relating hereto; whether principal, interest, fees, costs, expenses or otherwise); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Company to CIT and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), or incurred by the Company to Factor under the Factoring Agreement, whether (i) now in existence or incurred by the Company from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all indebtedness, obligations and liabilities owed by the Company to CIT under any other agreement or arrangement now or hereafter entered into between the Company, on the one hand, and CIT, on the other hand, whether or not such agreement or arrangement relates to the transactions contemplated by this Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, CIT as a result of environmental claims relating to the Company's operations, premises or waste disposal practices or disposal sites; (e) the Company's liabilities to CIT as maker or endorser on any promissory note or other instrument for the payment of money; (f) the Company's liabilities to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company's account, including any accommodations extended by CIT with respect to applications for Letters of Credit, CIT's acceptance of drafts or CIT's endorsement of notes or other instruments for the Company's account and benefit; (g) the Company's liability to Factor under the Factoring Agreement and for Ledger Debt.

      OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

      OTHER COLLATERAL shall mean: (a) all present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all cash and other monies and property in the possession or control of CIT (including negative balances in the Revolving Loan Account and cash collateral held by CIT pursuant to Section 3.5(b) hereof); (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

      OUT OF POCKET EXPENSES shall mean all of CIT's present and future reasonable costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by CIT in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on CIT for "insufficient funds" and the return of deposited checks); (d) any amounts paid by, incurred by or charged to CIT by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and CIT's standard fees relating to the Letters of Credit and any drafts thereunder, to the extent not already provided for in Section 8.3; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees;
(f) all appraisal fees and expenses payable by the Company hereunder, and all reasonable costs, fees and expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of CIT personnel; (g) all reasonable costs that CIT may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by CIT in connection with the collection of Casualty Proceeds; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by CIT to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise CIT as to matters relating to the transactions contemplated hereby; (i) all reasonable costs, fees and expenses incurred by CIT in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all reasonable costs, fees and expenses incurred by CIT in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and CIT's rights under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to CIT incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing

Agreement or the commencement of any case with respect to the Company, any Guarantor or any subsidiary of the Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

      OVERADVANCES shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.

      OVERFORMULA AMOUNT shall mean, solely during the period from April 1st to and including October 31st of each year, a sum of up to $3,500,000, as CIT may determine in its sole and absolute discretion and subject to, among other things, review by CIT of the Company's cash flow projections and such other information concerning the Company as CIT may request from time to time.

      PATENTS shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of the Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

      PERMITTED DISTRIBUTIONS shall mean:

      (i) dividends from a wholly-owned subsidiary of the Company to the Company;

      (j) dividends payable solely in stock or other equity interests of the Company; and

      (k) cash distributions or cash dividends to the Company's shareholders in the ordinary course of the Company's business provided that no Default or Event of Default shall have occurred and remain outstanding on the date of the making of such distribution or dividend, or would be created thereby.

      PERMITTED ENCUMBRANCES shall mean: (a) all liens existing on the Closing Date on specific items of Equipment; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts;
(e) liens granted to CIT by the Company; (f) the liens granted to Factor pursuant to the Factoring Agreement, to the extent subject to the Assignment of Factoring Proceeds Agreement; (g) liens of judgment creditors, provided that such liens do not exceed $100,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of CIT); and (h) Permitted Tax Liens.

      PERMITTED INDEBTEDNESS shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) the Indebtedness due to Factor pursuant to the Factoring Agreement; (f) Subordinated Debt and (g) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto.

      PERMITTED TAX LIENS shall mean liens for Taxes not due and payable and liens for Taxes that the Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by the Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) are not senior in priority to the liens granted by the Company to CIT, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

      PERSON shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

      PROCEEDS shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

      PURCHASE MONEY LIENS shall mean liens on any item of Equipment acquired by the Company after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Company to CIT, and (c) the indebtedness incurred by the Company in connection with such acquisitions shall not exceed $100,000 in any fiscal year of the Company.

      REAL PROPERTY shall mean all of the Company's present and future fee and leasehold interests in real property, including the real property owned by the Company as of the Closing Date, located at 13405 Yarmouth Road, N.W., Pickerington, Ohio, that is subject to the Mortgage.

      REGULATORY CHANGE shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

      REQUIRED INSURANCE shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.

      REVOLVING LOAN ACCOUNT shall mean the account on CIT's books, in the Company's name, in which the Company will be charged with all Obligations when due or incurred by CIT.

      REVOLVING LOANS shall mean the loans and advances made from time to time to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

      SUBORDINATED DEBT shall mean all indebtedness of the Company (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

      SUBORDINATION AGREEMENT shall mean (a) each agreement (in form and substance satisfactory to CIT) among the Company, S. Goldberg & Co., Inc. (or any other subordinating creditor) and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and
(b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

      SUBSIDIARY shall mean each corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided, however, that except as otherwise specifically provided herein, the Company's Mexican Subsidiaries shall not be deemed to be a Subsidiaries of the Company hereunder.

      TANGIBLE NET WORTH shall mean, at a particular date, (a) the aggregate amount of all assets of the Company as may be properly classified according to GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, and excluding any write-up or reevaluation of any asset including tax assets, less (b) the aggregate amount of all liabilities of the Company in accordance with GAAP.

      TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Company with respect to its business, operations, Collateral or otherwise.

      TERMINATION DATE shall mean the date occurring two (2) years from the Closing Date and the same date in every year thereafter.

      TRADE ACCOUNTS RECEIVABLE shall mean that portion of the Company's Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company's business.

      TRADEMARKS shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other

Proceeds of any of the foregoing.

      UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

      WORKING DAY shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2. CONDITIONS PRECEDENT.

      2.1. CONDITIONS PRECEDENT TO INITIAL FUNDING. The obligation of CIT to make the initial loans and to assist the Company in obtaining initial Letters of Credit hereunder is subject to the satisfaction of, extension of or waiver in writing of, immediately prior to or concurrently with the making of such loans or the issuance of such Letters of Credit, the following conditions precedent:

      (a) LIEN SEARCHES. CIT shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by CIT, and such searches shall verify that CIT has a first priority security interest in the Collateral, except as otherwise provided herein.

      (b) CASUALTY INSURANCE. The Company shall have delivered to CIT evidence satisfactory to CIT that all Required Insurance is in full force and effect, and CIT shall have confirmed that CIT has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to CIT.

      (c) UCC FILINGS. All UCC financing statements and similar documents required to be filed in order to create in favor of CIT a perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required, which such security interest shall be (x) of first priority status and (y) exclusive, subject only to Permitted Encumbrances. CIT shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

      (d) RESOLUTIONS. CIT shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Loan Documents to be executed by the Company, certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of the Company.

      (e) ORGANIZATIONAL DOCUMENTS. CIT shall have received a copy of the Certificate or Articles of Incorporation of the Company, certified by the applicable authority in the Company's State of incorporation, and copies of the by laws (as amended through the date hereof) of the Company, certified by the Secretary or an Assistant Secretary thereof.

      (f) OFFICER'S CERTIFICATE. CIT shall have received an executed Officer's Certificate for the Company, satisfactory in form and substance to CIT, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) the Company is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

      (g) DISBURSEMENT AUTHORIZATIONS. The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to CIT.

      (h) PROJECTIONS. Company shall have delivered to CIT, and CIT shall be satisfied with, balance sheet, income statement, cash flows and Net Availability projections for the Company for not less than nine (9) months following the Closing Date and no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Company, the Company's Subsidiaries or the Guarantors since December 31, 2004.

      (i) DEPOSITORY AND LOCKBOX ACCOUNTS. (i) The Company or CIT shall have established one or more Lockbox Accounts at CIT with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) CIT, the Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account where the Company maintains any deposit account into which the proceeds of Collateral are deposited, if any.

      (j) MORTGAGE; TITLE INSURANCE. CIT shall have received, in form and substance to CIT, (i) an executed Modification Agreement with respect to the Mortgage and (ii) an update to the mortgagee title insurance policy in effect prior to the Closing Date in favor of CIT, which shall continue to insure the Mortgage as a valid Lien on the Real Property with no exceptions which CIT shall not have approved in writing and no survey exceptions.

      (k) GUARANTY AND RELATED DOCUMENTS; PLEDGE AGREEMENT. The Guarantors shall have executed and delivered to CIT (i) the Guaranties and (ii) if applicable, the items described in Sections 2.1(d), 2.1(e) and 2.1(m) hereof with respect to the Guarantors.

      (l) OPINIONS. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with CIT, counsel for the Company and the Guarantors shall have delivered to CIT opinion(s) satisfactory to CIT opining, inter alia, that the execution and delivery of the Loan Documents by the Company and the Guarantors are (i) valid, binding and enforceable according to their respective terms, (ii) duly authorized, (iii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by laws or other organizational agreement of the Company or guarantors, as the case may be, and (iv) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract to which the Company or any Guarantor is a signatory, or by which the Company or any Guarantor (or any of the Company's or any Guarantor's assets) are bound.

      (m) LEGAL RESTRAINTS/LITIGATION. As of the Closing Date, there shall be no
(x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against the Company, any Guarantor, any subsidiary of the Company or any of their assets, which, in the opinion of CIT, if adversely determined, could have a Material Adverse Effect.

      (n) ADDITIONAL DOCUMENTS. The Company shall have executed and delivered to CIT the Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.

      (o) BACKGROUND CHECKS. CIT shall have received and be satisfied with background checks on key managers and stockholders of the Company as CIT shall designate.

      (p) COMMITMENT LETTER. The Company shall have fully complied with all of the terms and conditions of the Commitment Letter.

      (q) FACTORING AGREEMENT. The Factoring Agreement with CIT shall remain in full force and effect, provided, however, that CIT and the Company shall have entered into (i) an amendment thereto which shall provide that no further advances or purchases of Accounts shall be made thereunder and (ii) the Assignment of Factoring Proceeds Agreement which shall provide, inter alia, that all monies payable to the Company pursuant to the Factoring Agreement shall be paid directly to CIT in its capacity as the lender hereunder. CIT shall be the sole factor of the Company.

      (r) PLEDGE AGREEMENT. The Company shall have executed and delivered to CIT a pledge agreement in form and substance satisfactory to CIT covering 100% of the Equity Interests in each Subsidiary of the Company (other than Escapade S.A. and Fargeot et Compagnie, S.A.), together with all stock certificates and other certificates and other documents and instruments evidencing ownership of Equity Interests in each Subsidiary of the Company, and duly executed stock powers (undated and in-blank) with respect thereto.

      (s) LIFE INSURANCE ASSIGNMENTS. CIT shall have received one or more assignments, each in form and substance satisfactory to CIT, of the Life Insurance Policy.

      (t) SUBORDINATED DEBT. CIT shall have received a Subordination Agreement executed by S. Goldberg & Co., Inc. and each other holder of the Subordinated Debt (or the trustee or agent for such holder).

      (u) PAYMENT OF FEES AND EXPENSES. The Company shall have directly satisfied or reimbursed CIT for all Out-of-Pocket Expenses incurred on or prior to the date thereof, in accordance with the provisions of Section 8.4 hereof, and the Company shall have paid the Loan Facility Fee, if any, pursuant to
Section 8.6.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Company and CIT shall otherwise agree in a separate writing.

SECTION 3. REVOLVING LOANS AND COLLECTIONS.

      3.1. FUNDING CONDITIONS AND PROCEDURES.

      (a) AMOUNTS AND REQUESTS. Subject to the terms and conditions of this Financing Agreement, CIT agrees to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re borrow Revolving Loans). In no event shall CIT have an obligation to make a Revolving Loan to the Company, nor shall the Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the Maximum Facility Amount, or (iii) amount of such Revolving Loan would exceed the Net Availability of the Company on the date of the request therefor or the funding thereof. Any request for Revolving Loan must be received by an officer of CIT no later than 11:00 a.m., New York time, on the Business Day on which such Revolving Loan is required.

      (b) PHONE AND ELECTRONIC LOAN REQUESTS. The Company hereby authorizes CIT to make Revolving Loans to the Company based upon a telephonic or e-mail request (or, if permitted by CIT, based upon a request posted on CIT's System) made by any officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, as reflected by CIT's records. Each telephonic, e-mail or posted request by the Company shall be irrevocable, and the Company agrees to confirm any such request for a Revolving Loan in a writing approved by CIT and signed by such authorized officer or employee, within one (1) Business Day of CIT's request for such confirmation. CIT shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, without further investigation.

      (c) REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by the Company in this Financing Agreement shall be deemed to be remade by the Company each time that the Company requests a Revolving Loan or a Letter of Credit under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Company that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.

      3.2. HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION.

      (a) COLLECTION OF ACCOUNTS AND OTHER PROCEEDS. To the extent not directly paid to Factor pursuant to the Factoring Agreement, the Company, at its expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Company's business subject to the terms hereof. The Company agrees to direct its account debtors to send payments on all Accounts (other than those Accounts which have been purchased by Factor and as to which payments have been directed to Factor in accordance with the provisions of the Factoring Agreement) directly to a Lockbox Account and/or a Depository

Account, and to include on all of the Company's invoices the address of the applicable lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should the Company ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, the Company agrees to hold such proceeds in trust for CIT, separate from the Company's other property and funds, and to deposit such proceeds directly into a Lockbox Account or Depository Account within two (2) Business Days of receipt.

      (b) TRANSFER OF FUNDS FROM DEPOSITORY ACCOUNTS. Funds remaining on deposit in a Depository Account shall be transferred to CIT's Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and the Company agrees to take all actions reasonably required by CIT or any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner. Subject to charges for Collection Days, all amounts received from a Depository Account and any other proceeds of the Collateral deposited into CIT's Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in CIT's Bank Account. No checks, drafts or other instruments received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

      (c) NEW DEPOSITORY ACCOUNTS. The Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, CIT, the Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

      3.3. REVOLVING LOAN ACCOUNT. CIT shall charge the Revolving Loan Account for all loans and advances made by CIT to the Company or for the Company's account, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, CIT will credit the Revolving Loan Account with all amounts received by CIT from each Depository Account or from others for the Company's account, including, as set forth above, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by the Company be a prerequisite to CIT's right to demand payment of any of the Obligations. In addition, the Company agrees that CIT shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

      3.4. REPAYMENT OF OVERADVANCES. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Maximum Facility Amount, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable, unless CIT otherwise agrees in writing. Should CIT for any reason honor requests for

Overadvances, such Overadvances shall be made in CIT's sole discretion and subject to any additional terms CIT deems necessary.

      3.5. APPLICATION OF PROCEEDS OF COLLATERAL.

      (a) GENERALLY. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account, and (ii) all Proceeds of all other Collateral, and any other payment received by CIT with respect to the Obligations, in such order and manner as CIT shall elect in the exercise of its reasonable business judgment.

      (b) APPLICATION OF PROCEEDS DURING AN EVENT OF DEFAULT. If an Event of Default shall have occurred and remain outstanding, CIT may apply all Proceeds of Collateral and all other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion.

      3.6. MONTHLY STATEMENT. After the end of each month, CIT agrees to prepare and make available to the Company (by mail, facsimile, e-mail or posting to CIT's System, as mutually agreed to by the Company and CIT), a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of exception from the Company within thirty (30) days of the date of such monthly statement.

      3.7. ACCESS TO CIT'S SYSTEM. CIT shall provide to the Company access to CIT's System during normal business hours, for the purposes of (i) obtaining information regarding loan balances, and (ii) if permitted by CIT, making requests for Revolving Loans. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT's System:

      (a) CIT shall provide to the Company an initial password for secured access to CIT's System. The Company shall provide CIT with a list of officers and employees that are authorized from time to time access CIT's System, and the Company agrees to limit access to the password and CIT's System to such authorized officers and employees. After the initial access, the Company shall be solely responsible for (i) changing and maintaining the integrity of the Company's password and (ii) any unauthorized use of the Company's password or CIT's System by the Company's officers and employees.

      (b) The Company shall use the CIT's System and the Company's information thereon solely for the purposes permitted above, and shall not access the CIT's System for the benefit of third parties or provide any information obtained from the CIT's System to third parties. CIT makes no representation that loan balance information is or will be available, accurate, complete, correct or current at all times. CIT's System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT's System, or for other reasons, and in any such event the Company must obtain loan balance information, and (if permitted by CIT) make requests for Revolving Loans using other available means.

      (c) The Company hereby confirms and agrees that CIT's System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT's System and related intellectual property, information and documentation are the sole and exclusive property of CIT, and the Company shall have no right, title or interest therein or thereto, except for the limited right to access CIT's System for the purposes permitted above. Upon termination of this Financing Agreement, the Company agrees to cease any use of CIT's System.

      (d) All agreements, covenants and representations and warranties made by the Company in any document submitted to CIT by means of CIT's System are incorporated herein by reference.

SECTION 4. RESERVED.

SECTION 5. LETTERS OF CREDIT.

      In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested that CIT join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending CIT's credit to the Company, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to satisfaction of the conditions set forth in Section
2.1 hereof and the terms and conditions set forth below.

      5.1. ASSISTANCE AND PURPOSE. Within the Maximum Facility Amount and subject to sufficient Net Availability, CIT shall assist the Company in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company. Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, CIT's assistance in connection with any Letter of Credit shall be in CIT's sole discretion.

      5.2. AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. The Company hereby authorizes CIT, without notice to the Company, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by CIT under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by CIT, or, if earlier, upon the occurrence of an Event of Default. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT's discretion.

      5.3. INDEMNITY RELATING TO LETTERS OF CREDIT. The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company's account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations.

      5.4. COMPLIANCE OF GOODS, DOCUMENTS AND SHIPMENTS WITH AGREED TERMS. CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.

      5.5. HANDLING OF GOODS, DOCUMENTS AND SHIPMENTS. The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company. CIT shall have the full right and authority, in CIT's name, subject in each case to the prior consent of the Company unless either (x) an Event of Default has occurred which is then continuing or (y) the obtaining of prior consent is impractical given CIT's obligations under the related Letter of Credit or Letter of Credit Guaranty issued hereunder, to (a) clear and resolve any questions of non compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders,
(d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Company's instructions with respect thereto), CIT may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, the Company agrees not to: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, except with the prior written consent of CIT, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, except with the prior written consent of CIT; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

      5.6. COMPLIANCE WITH LAWS; PAYMENT OF LEVIES AND TAXES. The Company agrees that (a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and (c) any certificate in that regard that CIT may at any time request will be promptly furnished to CIT. In connection herewith, the Company represents and warrants to CIT that all shipments made under any Letter of Credit are and will be in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company's risk, liability and responsibility.

      5.7. SUBROGATION RIGHTS. Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Company to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. COLLATERAL.

      6.1. GRANT OF SECURITY INTEREST.

      (a) As security for the prompt payment in full of all Obligations, the Company hereby acknowledges and reaffirms its earlier pledge and grant to CIT of a security interest in connection with the Factoring Agreement (and related documents), and hereby further pledges and grants to CIT a continuing general lien upon, and security interest in, all of the Collateral.

      (b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:

      (i) all Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or by others for the Company's account, and, if any Collateral is Equipment, whether the Company's interest in such Equipment is as owner, lessee or conditional vendee;

      (ii) all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

      (iii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

      6.2. LIMITED LICENSE. Regardless of whether CIT's security interests in any of the General Intangibles has attached or is perfected, the Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license to use the Company's Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by CIT in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by CIT in accordance with the provisions of this Financing Agreement.

      6.3. REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL GENERALLY.

      (a) REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to CIT that, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority and exclusive (except with respect to the Accounts sold to Factor and with respect to Permitted Encumbrances) security interest in all personal property of the Company as to which perfection may be achieved by filing, (ii) CIT's security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive (except with respect to the Accounts sold to Factor and with respect to Permitted Encumbrances) liens on the Collateral, and (iii) the Company is, or will be at the time additional Collateral is acquired by the Company, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

      (b) COVENANTS. The Company, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

      6.4. REPRESENTATIONS REGARDING ACCOUNTS AND INVENTORY. The Company represents and warrants to CIT that:

      (a) each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business;

      (b) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of the Company and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;

      (c) the invoices evidencing such Trade Accounts Receivable are in the name of the Company;

      (d) the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Company has notified CIT pursuant to Section 7.2(g) hereof; and

      (e) the Company's Inventory is marketable in the ordinary course of the Company's business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

      6.5. COVENANTS AND AGREEMENTS REGARDING ACCOUNTS AND INVENTORY.

      (a) The Company confirms to CIT that all Taxes and fees relating to the Company's business, the Company's sales, and the Accounts or Inventory relating thereto, are the Company's sole responsibility, and that same will be paid by the Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts, other than a Permitted Tax Lien.

      (b) The Company agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise).

      (c) The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT reasonably may require and agrees that the books and records of the Company will reflect CIT's interest in the Accounts and Inventory. In support of the continuing assignment and security interest of CIT in the Accounts and Inventory, the Company also agrees to deliver to CIT all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. The Company's failure to maintain its books in the manner provided herein or to deliver to CIT any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to CIT in the Accounts and Inventory.

      (d) The Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to CIT copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

      (e) The Company agrees to safeguard, protect and hold all Inventory for CIT's account and to make no sale or other disposition thereof except in the ordinary course of the Company's business, on open account and on commercially reasonable terms consistent with the Company's past practices. Notwithstanding the ordinary course of the Company's business and the Company's past practices, the Company agrees not sell inventory on a consignment basis, nor retain any lien on or security interest in any Inventory sold by the Company. As to any sale or other disposition of Inventory, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

      6.6. COVENANTS AND AGREEMENTS REGARDING EQUIPMENT. The Company agrees to
(i) maintain the Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that CIT's security interest may attach to the Equipment), reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to CIT's security interest. The Equipment will only be used by the Company in the operation of its business and will not be sold or held for sale or lease, other than (x) sales or other dispositions of Equipment that is obsolete or that is no longer used or useful in the conduct of Borrower's business and (y) other sales or dispositions of Equipment, the net proceeds of which shall not exceed $25,000 per occurrence and $250,000 in the aggregate per fiscal year.

      6.7. GENERAL INTANGIBLES. The Company represents and warrants to CIT that as of the date hereof, the Company possesses all General Intangibles necessary to conduct the Company's business as presently conducted. The Company agrees to maintain the Company's rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights; provided, that, Borrower shall be permitted to abandon Patents, Trademarks or Copyrights (other than the Eligible Intellectual Property Assets and any other intellectual property then used in the manufacture of Inventory or identified therein or thereon) that are no longer used or useful in Borrower's business. The Company shall provide CIT with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that CIT may, to the extent permitted under the documentation granting such rights or applicable law, perfect its security interest in such rights in a timely manner.

      6.8. COMMERCIAL TORT CLAIMS. The Company represents and warrants to CIT that as of the date hereof, the Company holds no interest in any commercial tort claim. If the Company at any time holds or acquires a commercial tort claim, the Company agrees to promptly notify CIT in writing of the details thereof, and in such writing the Company shall grant to CIT a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Agreement.

      6.9. LETTER OF CREDIT RIGHTS. The Company represents and warrants to CIT that as of the date hereof, the Company is not the beneficiary of any letter of credit. If the Company becomes a beneficiary under any letter of credit, the Company agrees to promptly notify CIT, and upon request by CIT, the Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to CIT pursuant to an agreement in form and substance satisfactory to CIT, or (b) cause the issuer of such letter of credit to name CIT as the transferee beneficiary of such letter of credit.

      6.10. REAL PROPERTY. Upon the request of CIT, the Company agrees to execute and deliver to CIT from time to time, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to CIT on any Real Property acquired by the Company after the date hereof as CIT shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.

      6.11. KEY MAN LIFE INSURANCE. The Company agrees to maintain in effect at all times one or more life insurance policies on the life of Gordon B. Zacks in the aggregate amount of not less than $5,000,000, which Life Insurance Policy shall be assigned to CIT pursuant to collateral assignments each in form and substance satisfactory to CIT.

      6.12. REFERENCE TO OTHER LOAN DOCUMENTS. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Company regarding the Collateral covered by such Loan Documents.

      6.13. CREDIT BALANCES; ADDITIONAL COLLATERAL.

      (a) The rights and security interests granted to CIT hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Company (in the Revolving Loan Account or otherwise), and any other property or assets of the Company in the possession of CIT, may be held by CIT as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to CIT herein and any other lien or security interest which CIT may have in any other assets of the Company secure payment and performance of all present and future Obligations.

      (b) Notwithstanding CIT's security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of CIT's rights under this Financing Agreement.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS.

      7.1. INITIAL DISCLOSURE REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to CIT that as of the date hereof:

      (a) FINANCIAL CONDITION. (i) The amount of the Company's assets, at fair valuation, exceeds the book value of the Company's liabilities, (ii) the Company is generally able to pay its debts as they become due and payable, and (iii) the Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Company previously furnished to CIT present fairly, in all material respects, the financial condition of the Company as of the date of such financial statements.

      (b) ORGANIZATION MATTERS; COLLATERAL LOCATIONS. Schedule 7.1(b) attached hereto correctly and completely sets forth (w) the Company's exact name, as currently reflected by the records of the Company's State of incorporation or formation, (x) the Company's State of incorporation or formation, (y) the Company's federal employer identification number and State organization identification number (if any), and (z) the address of the Company's chief executive office and all locations of Collateral.

      (c) POWER AND AUTHORITY; CONFLICTS; ENFORCEABILITY.

      (i) The Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which it is a party, and to perform all of the Company's obligations thereunder.

      (ii) The execution and delivery by the Company of this Financing Agreement and the other Loan Documents to which it is a party, and the performance of the Company's obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of the Company (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause the Company to be in default under, any law, rule, regulation, order, judgment or award applicable to the Company or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Company is a signatory or by which the Company or any of the Company's assets are bound or affected.

      (iii) This Financing Agreement and the other Loan Documents to which the Company is a party constitute legal valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and subject to general principals of equity, regardless of whether considered in a proceeding at law or in equity.

      (d) SCHEDULES. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

      (e) COMPLIANCE WITH LAWS. The Company and the Company's properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

      (f) ENVIRONMENTAL MATTERS.

      (i) None of the operations of the Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of any of the Company's leased real property. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to the Company, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company.

      (ii) The Company has no known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company.

      (iii) The Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Company's business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

      (g) PENDING LITIGATION. Except as previously disclosed by the Company to CIT in writing, there exist no actions, suits or proceedings of any kind by or against the Company pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      7.2. AFFIRMATIVE COVENANTS. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

      (a) MAINTENANCE OF FINANCIAL RECORDS; INSPECTIONS. The Company agrees to maintain books and records pertaining to the Company's financial matters in such detail, form and scope as CIT reasonably shall require. The Company agrees that CIT or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of the Company, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Company irrevocably authorizes the Accountants and third parties to disclose and deliver directly to CIT, at the Company's expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Company or the Collateral. Subject to the provisions of Section 8.8, all costs, fees and expenses incurred by CIT in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

      (b) FURTHER ASSURANCES. The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file any financing statements, continuations and amendments covering the Collateral without the Company's signature in accordance with the provisions of the UCC. The Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by CIT on or prior to the Closing Date. The Company agrees to do whatever CIT reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with CIT's agents and employees, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to CIT's possession in accordance with the terms hereof and (v) performing such further acts as CIT reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

      (c) INSURANCE AND CONDEMNATION.

      (i) REQUIRED INSURANCE. The Company agrees to maintain insurance on the Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT (the "Required Insurance"). All policies covering the Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, to be made payable solely to CIT, in case of loss, under a standard non contributory "mortgagee", "secured party" or "lender's loss payable" clause or endorsement, and are to contain such other provisions as CIT reasonably may require to fully protect CIT's interest in the Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of CIT shall provide (x) for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation and (y) that CIT's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Company or any other party. If an Event of Default shall have occurred and remain outstanding, CIT, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, shall have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

      (ii) CIT'S PURCHASE OF INSURANCE. Unless the Company provides CIT with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, CIT may purchase insurance at the Company's expense to protect CIT's interests in the Collateral. The insurance purchased by CIT may, but need not, protect the Company's interests in the Collateral, and therefore such insurance may not pay any claim which the Company make or any claim which is made against the Company in connection with the Collateral. The Company may later request that CIT cancel any insurance purchased by CIT, but only after providing CIT with satisfactory evidence that the Company has the Required Insurance. If CIT purchases insurance covering all or any portion of the Collateral, the Company shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and CIT may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by CIT may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that CIT purchases insurance, CIT will notify the Company of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Company provides CIT with proof that the Company had the Required Insurance as of the date on which CIT purchased insurance and the Company has continued at all times thereafter to have the Required Insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that CIT previously charged to the Revolving Loan Account.

      (iii) APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds:

      (w) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, CIT agrees to apply the Casualty Proceeds to repay the outstanding Revolving Loans.

      (x) In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, CIT agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.

      (y) In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the Company may elect (by delivering written notice to CIT within ten (10) Business Days following CIT's receipt of such Casualty Proceeds) to utilize such Casualty Proceeds to replace or repair such item of Equipment and CIT shall remit such Casualty Proceeds to Borrower.

      (z) In the event of any loss or damage to any property leased by the Company by condemnation, fire or other casualty, the Company may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds, or if the Company does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, CIT may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion.

      (d) PAYMENT OF TAXES. The Company agrees to pay when due all Taxes lawfully levied, assessed or imposed upon the Company or the Collateral (including all sales taxes collected by the Company on behalf of the Company's customers in connection with sales of Inventory and all payroll taxes collected by the Company on behalf of the Company's employees), unless the Company is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Company shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as CIT shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such taxes on behalf of the Company, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.

      (e) COMPLIANCE WITH LAWS.

      (i) The Company agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which CIT determines, in the exercise of its reasonable business judgment, will not materially and adversely effect CIT's rights or priorities in the Collateral.

      (ii) Without limiting the generality of the foregoing, the Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. The Company shall not be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) the Company promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following the Company's receipt of notice from CIT of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Company's receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

      (f) NOTICES CONCERNING ENVIRONMENTAL, EMPLOYEE BENEFIT AND PENSION MATTERS. The Company agrees to notify CIT in writing of:

      (i) any expenditure (actual or anticipated) in excess of $100,000 for environmental clean up, environmental compliance or environmental testing and the impact of said expenses on the affected Company's working capital;

      (ii) the Company's receipt of notice from any local, state or federal authority advising the Company of any environmental liability (real or potential) arising from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company; and

      (iii) the Company's receipt of notice from any governmental agency or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which the Company has contributed, relating to any of the events described in Section 10.1(g) hereof.

The Company agrees to provide CIT promptly with copies of all such notices and other information pertaining to any matter set forth above if CIT so requests.

      (g) COLLATERAL REPORTING - SEE ANNEX A.

      (h) FINANCIAL REPORTING. The Company agrees to furnish to CIT:

      (i) within ninety (90) days after the end of each fiscal year of the Company, a Balance Sheet as at the close of such year, and statements of profit and loss and cash flow of the Company on a consolidated basis for such year, audited by the Accountants, together with (x) the opinion of the Accountants preparing such financial statements and (y) if requested by CIT, the Accountants' management practice letter;

      (ii) within thirty (30) days after the end of each fiscal month, (x) a Balance Sheet as at the end of such month, (y) statements of profit and loss and cash flow of the Company on a consolidated basis for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Company on a consolidated basis for the same fiscal month and same fiscal year-to-date period in the prior fiscal year, certified by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT);

      (iii) as and when filed by the Company, copies of all (x) financial reports, registration statements and other documents filed by the Company with the U.S. Securities and Exchange Commission, as and when filed by the Company, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of the Company subject to ERISA; and

      (iv) no later than thirty (30) days prior to the beginning of each fiscal year of the Company, monthly projections of the Company's Balance Sheet and statements of profits and loss and cash flow of the Company on a consolidated basis, as well as monthly projected Net Availability for the Company for such fiscal year.

Each financial statement which the Company is required to submit pursuant to clauses (i), (ii) and (iii) above must be accompanied by an officer's certificate substantially in the form set forth on Exhibit A attached hereto, signed by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT). In addition, should the Company modify its accounting principles and procedures from those in effect on the Closing Date, the Company agrees to prepare and deliver to CIT statements of reconciliation in form and substance reasonably satisfactory to CIT.

      (i) ASSET APPRAISALS. From time to time upon the request of CIT, the Company agrees to permit CIT to perform appraisals of the Company's Inventory and Equipment. The Company agrees to reimburse CIT for the costs and expenses relating to (x) one (1) Inventory appraisal (and one (1) Equipment appraisal) in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, and (y) all such appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by CIT. To the extent that the Company is required by this
Section 7.2(i) to reimburse CIT for CIT's costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.

      (j) BUSINESS QUALIFICATION. The Company agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify or to remain qualified or in good standing, would have a Material Adverse Effect.

      (k) ANTI-MONEY LAUNDERING AND TERRORISM REGULATIONS. The Company agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Company also agrees to ensure that no person who owns a controlling interest in or otherwise controls the Company is a person designated under Section 1(b),
(c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Company acknowledges that CIT's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Company agrees to provide to CIT all information about the Company's ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with, such laws, regulations and executive orders.

      7.3. FINANCIAL COVENANTS. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Company agrees, on a consolidated basis:

      (a) EBITDA. To maintain as of the end of the fiscal quarter ending on or about June 30, 2005, for the two quarter periods then ended, a negative EBITDA of not more than $5,719,000.

      (b) FIXED CHARGE COVERAGE. To maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the fiscal year ending on or about December 31, 2005 and each 12-month period ending at the end of each fiscal quarter thereafter.

      (c) MINIMUM NET AVAILABILITY. To maintain Net Availability (for the avoidance of doubt, calculated without the inclusion of any amounts attributable to Eligible Intellectual Property Assets as described in clause (c) of the definition of "Borrowing Base") of not less than $5,000,000 as of the end of the fiscal year ending on or about December 31, 2005 and at the end of each fiscal year thereafter.

      (d) MINIMUM TANGIBLE NET WORTH. To maintain, as of the end of each fiscal quarter during the periods below, Tangible Net Worth of not less than:

                                                              MINIMUM
                                                           TANGIBLE NET
                   FISCAL PERIOD                               WORTH
Fiscal quarter ending on or about March 31, 2005            $ 1,100,000
Fiscal quarter ending on or about June 30, 2005            ($ 1,850,000)
Fiscal quarter ending on or about September 30, 2005        $ 1,250,000
Fiscal quarter ending on or about December 31, 2005         $ 7,500,000
Fiscal quarter ending on or about March 31, 2006            $ 2,000,000
Fiscal quarter ending on or about June 30, 2006                       0
Fiscal quarter ending on or about September 30, 2006        $ 2,500,000
Fiscal quarter ending on or about December 31, 2006         $ 9,000,000

      (e) OPERATING LEASES AND CAPITAL EXPENDITURES. Not to (i) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to new Operating Leases entered into during such fiscal year would exceed (A) $200,000 for the fiscal year ending on or about December 31, 2005 (plus up to $300,000 exclusively with respect to the purchase of computer equipment during such fiscal year or (B) $250,000 for the fiscal year ending on or about December 31, 2006 and for each fiscal year thereafter; or (ii) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year of the Company in the aggregate amount in excess of:

      (x) $1,000,000 for the fiscal year ending on or about December 31, 2005;
or

      (y) $1,000,000 for the fiscal year ending on or about December 31, 2006; and for each fiscal year thereafter.

      7.4. NEGATIVE COVENANTS. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, the Company agrees not to, and will cause each Guarantor and each other Subsidiary of the Company not to:

      (a) LIENS AND ENCUMBRANCES. Mortgage, assign, pledge, transfer (other than sales or other dispositions otherwise permitted hereunder) or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets (including, without limitation, its Equity Interests in Escapade S.A.), whether now owned or hereafter acquired, except for the Permitted Encumbrances.

      (b) INDEBTEDNESS. Incur or create any Indebtedness other than the Permitted Indebtedness.

      (c) SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of
(i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

      (d) CORPORATE CHANGE. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Company, any Guarantor or any other Subsidiary of the Company, as the case may be; provided that the Company, any Guarantor and any other Subsidiary of the Company may change its name or its principal place of business so long as the Company provides CIT with thirty (30) days prior written notice thereof and the Company, any Guarantor or any other Subsidiary of the Company, as the case may be executes and delivers to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that the liens and security interests granted to CIT hereunder continue in effect without any break or lapse in perfection.

      (e) GUARANTY OBLIGATIONS. Except as set forth on Schedule 7.4(e), assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to the Guaranties and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

      (f) DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

      (g) INVESTMENTS. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, other than loans to employees in an amount not to exceed $150,000 in the aggregate outstanding at any time, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of the Company, any Guarantor and any other Subsidiary of the Company, as the case may be, in existing subsidiaries of such entities; provided, however, that the Company may continue to make advances or loans to its Subsidiaries located in Mexico in amounts required to meet ongoing normal and customary expenses incurred in the ordinary course of business (including rental lease payments), not to exceed the sum of $100,000 in the aggregate during any fiscal month, but only until the earlier of
(x) the conclusion of the orderly liquidation of the Mexican Subsidiaries of the Company or (y) the end of the fiscal month ending on or about June 30, 2006.

      (h) RELATED PARTY TRANSACTIONS. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any other Subsidiary of the Company, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, and (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Company, any Guarantor or any other Subsidiary of the Company, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party.

      (i) RESTRICTED PAYMENTS. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any other Subsidiary of the Company, which shall not be deemed to preclude the payment of salaries, bonuses and customary directors fees all paid in the ordinary course of the Company's business.

      (j) PROHIBITED USES OF PROCEEDS. Use the proceeds of any Revolving Loan made under this Financing Agreement, directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any "margin stock", as defined in Regulations U and X, or any "margin security", "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T, U or X.

SECTION 8. INTEREST, FEES AND EXPENSES.

      8.1. INTEREST ON REVOLVING LOANS. Interest on the outstanding principal balance of the Revolving Loans shall be due and payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Chase Bank Rate plus one percent (1%) (the "Contract Rate") on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT's System. Commencing on the first day of the month following receipt by CIT of the Company's financial statements for the fiscal year ending December 31, 2005 audited by the Accountants and delivered to CIT in accordance with Section 7.2(h)(i) (the "2005 Financials"), in the event the 2005 Financials indicate that (a) the Company's Tangible Net Worth as of December 31, 2005 is not less than $7,500,000 and (b) the Company's "Net Income" (as determined in accordance with GAAP by the Accountants) for its 2005 fiscal year is not less than $3,675,000, and, at the time of receipt of the Company's financial statements, no Event of Default has occurred which is then continuing and CIT is satisfied, in its sole reasonable discretion, with the Company's ability to comply with the provisions of Section 7.3 for each relevant testing period during fiscal year 2006 based upon the Company's projections for the 2006 fiscal year delivered to CIT in accordance with Section 7.2 (h)(v), then, commencing on the later of (x) the date such financial statements and projections are received by CIT or (y) April 1, 2006, the Contract Rate shall be reduced so as to equal the Chase Bank Rate plus one-half of one percent (0.5%). In the event of any change in the Chase Bank Rate, the then applicable Contract Rate shall change, effective as of the first day of the month following such change, so as to remain equal to the then applicable margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360 day year and actual days elapsed. The Contract Rate in effect at any time shall be increased by one-half of one percent (0.5%) during each month when utilization by the Company of the Line of Credit for such month requires the inclusion of the Overformula Amount in the calculation of the Borrowing Base.

      8.2. DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default, provided that CIT has given the Company written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived.

      8.3. FEES AND EXPENSES RELATING TO LETTERS OF CREDIT.

      (a) LETTER OF CREDIT GUARANTY FEE. In consideration of the issuance of any Letter of Credit Guaranty by CIT or other assistance of CIT in obtaining Letters of Credit pursuant to Section 5 hereof, the Company agrees to pay to CIT a Letter of Credit Guaranty Fee equal to the applicable fees set forth on Schedule
8.3 (the "Letter of Credit Guaranty Fees"). All Letter of Credit Guaranty Fees shall be due and payable monthly on the first day of each month, unless otherwise set forth on Schedule 8.3.

      (b) CHARGES OF ISSUING BANK. The Company agrees to reimburse CIT for any and all charges, fees, commissions, costs and expenses charged to CIT for the Company's account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by CIT, or as may be due upon any termination of this Financing Agreement.

      8.4. OUT-OF POCKET EXPENSES. The Company agrees to reimburse CIT for all Out of Pocket Expenses when charged to or paid by CIT.

      8.5. LINE OF CREDIT FEE; COLLECTION DAYS. On the last day of each month, commencing on April 30, 2005, (a) the Company agrees to pay to CIT the Line of Credit Fee, and (b) CIT shall charge the Company for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the month then ending.

      8.6. INTENTIONALLY OMITTED.

      8.7. COLLATERAL MANAGEMENT FEE. On the first day of each month, commencing on April 1, 2005, the Company agrees to pay to CIT a collateral management fee in the sum of $4,000 per month.

      8.8. STANDARD OPERATIONAL FEES. In addition to all Out-of-Pocket Expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Company agrees to pay to CIT (a) all Documentation Fees, (b) CIT's standard charges for any employee of CIT used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (currently $850 per person, per day), and (c) CIT's standard charges for each wire transfer made by CIT to or for the benefit of the Company (currently $30) and for Dunn and Bradstreet searches conducted by CIT for the Company's account (currently $65), provided that such standard charges may be increased by CIT from time to time. Such charges shall be due and payable in accordance with CIT's standard practices, as in effect from time to time. Unless an Event of Default has occurred which is then continuing, Borrower shall not be responsible to pay for, or reimburse CIT for, the fees and charges associated with more than four (4) field examinations (including, without limitation, physical counts and inspections) during any fiscal year or more than four (4) verifications during any fiscal year.

      8.9. CAPITAL ADEQUACY. In the event that CIT (or any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by CIT or such financial institution with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on CIT's or such financial institution's capital as a consequence of its obligations hereunder to a level below that which CIT or such financial institution could have achieved but for such change or compliance (taking into consideration CIT's or such financial institution's policies with respect to capital adequacy) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such reduction in rate of return. In determining such amount or amounts, CIT and such financial institution may use any reasonable averaging or attribution methods. The protection of this Section 8.9 shall be available to CIT and such financial institution regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.9 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.9, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any reduction in rate of return on its capital, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.

      8.10. TAXES, RESERVES AND OTHER CONDITIONS. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT (or by any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder) with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

      (a) subject CIT or such financial institution to any tax of any kind whatsoever with respect to this Financing Agreement or the other Loan Documents, or change the basis of taxation of payments to CIT or such financial institution of principal, fees, interest or any other amount payable hereunder or under any of the other Loan Documents (except for changes in the rate of tax on the overall net income of CIT or such financial institution by the federal government or other jurisdiction in which it maintains its principal office);

      (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such financial institution by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

      (c) impose on CIT or such financial institution any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to CIT of making, renewing or maintaining CIT's loans hereunder (or the cost to such financial institution in participating in such loans) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that CIT or such financial institution deems to be material in the exercise of its reasonable business judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such increase in cost or reduction in payment, as the case may be. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.13 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Company in whole or in part exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any increase in cost or reduction in payment, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.

      8.11. AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or
Section 8.2, if applicable) of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT's discretion.

SECTION 9. POWERS.

      9.1. AUTHORITY. The Company hereby authorizes CIT, or any person or agent which CIT may designate, at the Company's cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

      (a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

      (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

      (c) To request from customers indebted on Accounts at any time, in the name of CIT, information concerning the amounts owing on the Accounts;

      (d) To request from customers indebted on Accounts at any time, in the name of the Company, any certified public accountant designated by CIT or any other designee of CIT, information concerning the amounts owing on the Accounts;

      (e) To transmit to customers indebted on Accounts notice of CIT's interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company's account; and

      (f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

      9.2. LIMITATIONS ON EXERCISE. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b),
(c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

      10.1. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Agreement:

      (a) the cessation of the business of the Company, any Guarantor or any other Subsidiary of the Company, or the calling of a meeting of the creditors of the Company, any Guarantor or any other Subsidiary of the Company for purposes of compromising its debts and obligations;

      (b) the failure of either the Company, any Guarantor or any other Subsidiary of the Company to generally meet its debts as those debts mature;

      (c) (i) the commencement by the Company, any Guarantor or any other Subsidiary of the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against the Company, any Guarantor or any other Subsidiary of the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by the Company, any Guarantor or any other Subsidiary of the Company, as applicable, within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by the Company, any Guarantor or any other Subsidiary of the Company;

      (d) the breach or violation by the Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) below), provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to CIT's reasonable satisfaction within ten (10) days from the date of such breach or violation;

      (e) the breach or violation by the Company of any warranty, representation or covenant contained in Sections 3.2, 6.3, 6.4, 6.5, 7.2(c), 7.2(d), 7.2(g),
7.3 and 7.4;

      (f) the failure of the Company to pay any of the Obligations within five
(5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

      (g) the Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA, (iii) incur any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in CIT's reasonable business judgment, subject the Company to any tax, penalty or other liability having a Material Adverse Effect;

      (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms, is declared to be null and void, or the Company or any Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect;

      (i) the occurrence of any default or event of default under the Factoring Agreement;

      (j) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) if the effect of such default or event of default could permit acceleration of such indebtedness under any instrument or agreement evidencing or governing (i) the Subordinated Debt or (ii) other Indebtedness of the Company having a principal amount in excess of $100,000; or

      (k) the Company shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without CIT's prior written consent, unless such modification is permitted by the applicable Subordination Agreement.

      10.2. REMEDIES WITH RESPECT TO OUTSTANDING LOANS. Upon the occurrence of a Default or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement thereafter shall be made in CIT's sole discretion, and the obligation of CIT to make Revolving Loans, and to assist the Company in opening Letters of Credit, shall cease unless such Default is cured to CIT's satisfaction or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, CIT may, at its option (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that CIT has given the Company written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Company. Notwithstanding the foregoing, (x) CIT's commitment to make loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by CIT upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by CIT.

      10.3. REMEDIES WITH RESPECT TO COLLATERAL. Immediately after the occurrence of an Event of Default, CIT may, at its option, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and CIT may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment,
(ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT's sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose CIT's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate. The Company agrees, at the request of CIT, to assemble the Inventory and Equipment, and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of CIT under applicable law or the other Loan Documents, all of which shall be cumulative.

      10.4. GENERAL INDEMNITY. In addition to the Company's agreement to reimburse CIT for Out-of-Pocket Expenses, but without duplication, the Company hereby agrees to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney's fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified
Party:

      (a) as a result of CIT's exercise of (or failure to exercise) any of CIT's rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of CIT's interests in the Collateral (including the defense of claims brought by the Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Company, or any trustee or receiver in bankruptcy);

      (b) as a result of any environmental pollution, hazardous material or environmental clean up relating to the Company's operation and use of its leased premises;

      (c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

      (d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Company; and

      (e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party's conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. CIT may from time to time establish Availability Reserves with respect to this indemnity as CIT may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, CIT may hold such reserves as cash reserves as security for this indemnity.

SECTION 11. TERMINATION.

      Except as otherwise provided in Section 10.2 hereof, CIT may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by giving the Company at least sixty
(60) days prior written notice of termination. The Company may terminate this Financing Agreement at any time prior to any Termination Date upon forty-five
(45) days prior written notice to CIT, provided that the Company pays to CIT immediately upon demand any applicable Early Termination Fee. THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE. All Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, CIT may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to CIT) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding Letters of Credit. All of CIT's rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 12. MISCELLANEOUS.

      12.1. WAIVERS. The Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT. No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

      12.2. ENTIRE AGREEMENT; AMENDMENTS. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement between the Company and CIT;
(b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) may be amended only by a writing signed by the Company and CIT; and (d) shall bind and benefit the Company and CIT and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.

      12.3. USURY LIMIT. In no event shall the Company, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Company. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

      12.4. SEVERABILITY. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

      12.5. WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

      12.6. NOTICES. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

            (a)   if to CIT, at:

                  The CIT Group/Commercial Services, Inc.
                  1211 Avenue of the Americas
                  New York, NY 10038
                  Attn: Marc Theisinger
                  Telecopier No.: 212.382.7260;

      With a courtesy copy of any material notice to CIT's counsel at:

                  Hahn & Hessen, LLP
                  488 Madison Avenue, 14th Floor
                  New York, NY 10022
                  Attn:  Daniel J. Krauss, Esq.
                  Fax No.:  212.478.7400

            (b)   if to the Company at:

                  R.G. Barry Corporation
                  13405 Yarmouth Road, N.W.
                  Pickerington, OH 43147
                  Attn: Thomas Von Lehman, President and CEO
                  Telecopier No.: 614.866.9787;

      With a courtesy copy of any material notice to the Company's counsel at:

                  Blank Rome LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, NY 10174
                  Attn:  Robert Stein, Esq.
                  Fax No.:  212.885.5001; or

            (c) to such other address as any party may designate for itself by like notice.

            12.7. CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered at New York, New York, by their proper and duly authorized officers as of the date set forth above.

THE COMPANY:                                   CIT:

R.G. BARRY CORPORATION                         THE CIT GROUP/COMMERCIAL
                                               SERVICES, INC.

By: /s/ Thomas Von Lehman                      By: /s/ Marc Theisinger
    ----------------------                         ----------------------
Name: Thomas Von Lehman                        Name:  Marc Theisinger
Title: President and CEO                       Title: Vice President

                                    EXHIBIT A

                             COMPLIANCE CERTIFICATE

                                              [Date]

The CIT Group/Commercial Services, Inc.
1211 Avenue of the Americas
New York, New York 10036

      RE: Financing Agreement dated as of March 31, 2005 (the "Financing Agreement") between The CIT Group/Commercial Services, Inc. ("CIT") and R.G. Barry Corporation (the "Company")

Ladies and Gentlemen:

      Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

      Pursuant to Section 7.2(h) of the Financing Agreement, I enclose the Company's financial statements for the fiscal month ended _______, 200__ (the "Reporting Month") and the fiscal year-to-date period ended _______, 200__. As the ________ of the Company, I hereby certify to CIT that: (a) the financial statement(s) fairly and accurately the Company's financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Company's operating results during such accounting periods, subject to year end audit adjustments; (b) during the Reporting Month, (i) to my knowledge, there has occurred no Default or Event of Default under the Financing Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit __ attached hereto, and (ii) the Company has not received any notice of cancellation with respect to its property insurance policies; and (c) Exhibit __ attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in the Financing Agreement, for the periods of measurement covered by or ending on the last day of the Reporting Month.

                                Very truly yours,

                          [ATTACH APPROPRIATE EXHIBITS]

                     SCHEDULE 1.1(a) - EXISTING INDEBTEDNESS

INDEBTEDNESS OF R. G. BARRY CORPORATION

The CIT Factoring and Financing Agreement

Cash Surrender Value Life Insurance Policy Loan

Indebtedness to S. Goldberg & Co., Inc.

INDEBTEDNESS OF SUBSIDIARIES

Indebtedness of Fargeot et Cie, S. A. to its banks

              SCHEDULE 7.1(b) - COMPANY AND COLLATERAL INFORMATION

EXACT COMPANY NAME IN STATE OF - R. G. BARRY CORPORATION. Incorporated in the State of Ohio

INCORPORATION OR FORMATION: Corporation

STATE OF INCORPORATION OR FORMATION: Ohio

F.E.I.N.:  31-4362899

STATE ORGANIZATIONAL NO.: 631200

ADDRESS OF CHIEF EXECUTIVE OFFICE: 13405 Yarmouth Road NW, Pickerington, Ohio 43147

COLLATERAL LOCATIONS:

13405 YARMOUTH ROAD NW., PICKERINGTON, OHIO 43147, HEADQUARTERS

6335 CAMP BULLIS ROAD, SUITE 1, SAN ANTONIO, TEXAS 78257,
SMALL TWO PERSON OFFICE - MONTH TO MONTH RENTAL

350 FIFTH AVENUE, SUITE 1209, NEW YORK, NY, SALES OFFICE
BARRY OF SAN ANGELO - DISTRIBUTION CENTER

3301 BARRY AVENUE, SAN ANGELO, TEXAS 76901
BARRY OF SAN ANGELO - WAREHOUSING and DISTRIBUTION CENTER

2800 LOOP 306 & FALLS CREEK DRIVE, SAN ANGELO, TEXAS 76904
HUDD DISTRIBUTION SERVICES, Inc.

18215 EAST ROWLAND, CITY OF INDUSTRY, CALIFORNIA 91748-1239
WAREHOUSING AND DISTRIBUTION

1004 BEAU TERRE DRIVE, SUITE 506,BENTONVILLE, ARKANSAS 72712
SALES OFFICE

                    SCHEDULE 7.4(e) - GUARANTY OBLIGATIONS

R. G. Barry Corporation has guaranteed a subsidiary's Lease obligation in Nuevo Laredo, Mexico.

                  SCHEDULE 8.3 - LETTER OF CREDIT FEE SCHEDULE

                          LETTER OF CREDIT FEE SCHEDULE

TRANSACTION                                FEE                                  MINIMUM
----------------                           -----------                          -------
ISSUANCE                                   1/4% of face amount                  $ 70.00

         Plus:    Processing Fee           $ 70.00

                  Cable Fee                $ 35.00

AMENDMENTS

         L/C Amount Increase               1/4% of the increased amount         $ 70.00

         Plus:    Processing Fee

                  First four amendments    $ 95.00

                  After fourth             $125.00

GUARANTEES                                 $ 50.00

         Plus:    Processing Fee           $ 50.00

DISCREPANCIES                              $ 50.00

CANCELLATIONS                              $ 50.00

UNUTILIZED L/C FEE                         $100.00

MONTHLY COMMISSIONS                        3% per annum

                                           charged monthly                      $100.00

PAYMENTS

         Sight                             1/4% of draft amount                 $ 55.00

         Time                              1-1/2% per annum                     $ 85.00

                                           on draft amount for term

STANDBY L/C'S

ISSUANCE                                   3% per annum of the face

                                           amount of the standby L/C            $1,000.00

Payment fee                                $1,000.00

Amendment fee                              $1,000.00

All above scheduled fees do not include bank charges which are also payable by the Company

                    ANNEX A - COLLATERAL REPORTING PROVISIONS

      COLLATERAL REPORTING AND INFORMATION. (i) The Company agrees to furnish to
CIT:

      (1) At least once each week (but more frequently upon CIT's reasonable request), a borrowing base certificate in form and substance satisfactory to CIT, certified by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (in form and substance satisfactory to CIT) as CIT reasonably may request. CIT, in its sole discretion, may permit the Company to access CIT's System for the purpose (in addition to those set forth in Section 3.7) of completing and submitting borrowing base certificates when required hereunder.

      (2) On or before the fifth (5th) Business Day of each fiscal month (but more frequently upon CIT's reasonable request), a detailed and summary aging report of Trade Accounts Receivable existing as of the last day of the preceding fiscal month, a roll-forward of Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding fiscal month, and, on or before the tenth (10th) Business Day of each fiscal month, a summary of Inventory as of the last day of the preceding fiscal month, all in such form as CIT reasonably shall require, certified by the treasurer or the chief financial officer of the Company (or any other authorized officer satisfactory to CIT), together with (x) a reconciliation, as of the last day of the preceding fiscal month, of the Company's Trade Accounts Receivable aging report to the Company's general ledger and applicable borrowing base certificate delivered by the Company to CIT, and (z) if required by CIT, such other information sufficient to allow CIT to update the amount of Eligible Accounts Receivable and Eligible Inventory.

      (3) On or before the 20th day of each fiscal month (but more frequently upon CIT's reasonable request), an aged trial balance of all the Company's accounts payable as of the last day of the preceding fiscal month.

      (4) Prompt written disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Company, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all matters adversely effecting the value or marketability of the Inventory, all in such detail and format as CIT reasonably may require, provided that to the extent that any such matter would not have a Material Adverse Effect, the Company may disclose such matter to CIT when the Company provides CIT with the borrowing base certificate described in clause (i) above.

      (5) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.

      (6) From time to time, access to the Company's computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as CIT reasonably may require.

      (ii) The Company may deliver to CIT any borrowing base certificate, collateral report or other material that the Company is required to deliver to CIT under clauses (1), (2) and (3) of

Section 7.2(g)(i) by e-mail or other electronic transmission (an "Electronic Transmission"), subject to the following terms:

      (1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT), and must be addressed to the loan officer of CIT that handle the Company's account, as designated by CIT from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

      (2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a "pdf" or other imaging format and, to the extent that such material must be certified by an officer of the Company under this Section 7.2(g)), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. CIT may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an "authenticated" record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

      (3) Each Electronic Transmission must contain the name and title of the officer of the Company transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:

            "Pursuant to the Financing Agreement dated as of March 31, 2005 between The CIT Group/Commercial Services, Inc. ("CIT") and R.G. Barry Corporation (the "Company"), the undersigned __________ [title of submitting officer] of the Company hereby delivers to CIT the Company's ____________ [describe submitted reports]. The Company represents and warrants to CIT that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Company."

      (4) The Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to CIT by means of an Electronic Transmission and agrees to furnish to CIT such original versions within five (5) Business Days of CIT's request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

      (iii) The Company hereby authorizes CIT to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents. The Company's failure to promptly deliver to CIT any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit CIT's security interests in the Collateral.